As filed with the Securities and Exchange Commission on May 8, 2018

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BAYCOM CORP

(Exact name of registrant as specified in its charter)

California	37-1849111
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Ygnacio Valley Road, Suite 200, Walnut Creek, CA	94596
(Address of principal executive offices)	(Zip Code)

BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan

(Full title of the plan)

Dave M. Muchnikoff, P.C.

Michael S. Sadow, P.C.

Silver, Freedman, Taff & Tiernan LLP

(a limited liability partnership including professional corporations)

3299 K Street, N.W., Suite 100

Washington, D.C. 20007

(Name and address of agent for service)

(202) 295-4500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share	450,000 shares (1)	$22.91 (2)	$10,309,500 (2)	$1,283.53 (2)
(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of the common stock of BayCom Corp.
(2)	Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on $22.91 per share, which was the average of the high and low sale prices per share of the common stock of BayCom Corp on the NASDAQ Global Select Market on May 4, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the BayCom Corp 2017 Omnibus Equity Incentive Plan, as required by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.	Incorporation of Certain Documents by Reference.

The following documents previously or concurrently filed by BayCom Corp (the “Company”) with the Commission under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any portions of such documents that have been furnished to and deemed not to be filed with the Commission) are hereby incorporated by reference into this Registration Statement and the prospectus to which this Registration Statement relates (the “Prospectus”):

(a)	The Company’s prospectus filed with the Commission on May 4, 2018, pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-224236), which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The Company’s Current Reports on Form 8-K filed on May 7, 2018 and May 8, 2018; and

(c)	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-38483) filed on May 2, 2018, and all amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any document or portion thereof that has been furnished to and deemed not to be filed with the Commission), after the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to: Keary L. Colwell, Senior Executive Vice President, Chief Financial Officer and Corporate Secretary, BayCom Corp, 500 Ygnacio Valley Road, Suite 200, Walnut Creek, California 94596, telephone number (925) 476-1800.

All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 317 of the California Corporations Code, or the CGCL, a California corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was an agent of the corporation, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, a California corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders, provided that no indemnification shall be made for any of the following (1) with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (2) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Section 317 of the CGCL also provides that, to the extent that an agent of a corporation has been successful on the merits in the defense of any proceeding referred to in either of the foregoing paragraphs or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Section 317 of the GCGL also provides that to the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to above or in defense of any claim, issue, or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

Except as provided in the paragraph above, any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth above, by any of the following: (1) a majority vote of a quorum consisting of directors who are not parties to such proceeding, (2) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (3) approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon, or (4) The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

The Company’s articles of incorporation provide that the liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Our articles of incorporation and bylaws also provide that we are authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits of such excess indemnification set forth in Section 204 of the Corporations Code.

The Company has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors may, in such capacities, incur. Section 317 of the GCGL provides that a California corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in any that capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against that liability under CGCL Section 317.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Walnut Creek, State of California, on the 8th day of May, 2018.

BAYCOM CORP

By:	/s/ George J. Guarini
George J. Guarini
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned officers and directors of BayCom Corp, hereby severally and individually constitute and appoint George J. Guarini, Janet L. King and Keary L. Colwell, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this registration statement and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Lloyd W. Kendall, Jr.	/s/ George J. Guarini
Lloyd W. Kendall, Jr., Chairman of the Board	George J. Guarini, President, Chief Executive Officer and
Date: May 8, 2018	Director (Principal Executive Officer)
Date: May 8, 2018

/s/ James S. Camp
James S. Camp, Director	Harpreet S. Chaudhary, Director
Date: May 8, 2018	Date:

/s/ Rocco Davis	/s/ Malcolm F. Hotchkiss
Rocco Davis, Director	Malcolm F. Hotchkiss, Director
Date: May 8, 2018	Date: May 8, 2018

/s/ Robert G. Laverne, MD	/s/ David M. Spatz
Robert G. Laverne, MD, Director	David M. Spatz, Director
Date: May 8, 2018	Date: May 8, 2018

/s/ Keary L. Colwell
Keary L. Colwell, Senior Executive Vice President, Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)
Date: May 8, 2018

INDEX TO EXHIBITS

Exhibit Number	Document

4.1	Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed with the SEC on April 11, 2018 (File No. 333-224236))

4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed with the SEC on April 11, 2018 (File No. 333-224236))

4.3

Form of Registrant’s Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-1 filed with the SEC on April 11, 2018 (File No. 333-224236))

The other instruments defining the rights of holders of the long-term debt securities of the Company and its subsidiary are omitted pursuant to section (b)(4)(iii)(A) of Item 601 of Regulation S-K. The Company hereby agrees to furnish copies of these instruments to the SEC upon request.

5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP

23.1	Consent of Silver, Freedman, Taff & Tiernan LLP (contained in Exhibit 5.1)

23.2	Consent of Vavrinek Trine Day & Co., LLP

24	Power of Attorney (contained on signature page).

99.1	BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan (incorporated herein by reference to the Registration Statement on Form S-1 filed with the SEC on April 11, 2018 (File No. 333-224236))

99.2	Form of Restricted Stock Award Agreement under the BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan (incorporated herein by reference to the Registration Statement on Form S-1 filed with the SEC on April 11, 2018 (File No. 333-224236))

99.3	Form of Non-Qualified Stock Option Agreement under the BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan (incorporated herein by reference to the Registration Statement on Form S-1 filed with the SEC on April 11, 2018 (File No. 333-224236))

99.4	Form of Incentive Stock Option Agreement under the BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan (incorporated herein by reference to the Registration Statement on Form S-1 filed with the SEC on April 11, 2018 (File No. 333-224236))

99.5	Form of Restricted Stock Unit Agreement under the BayCom Corp Amended and Restated 2017 Omnibus Equity Incentive Plan (incorporated herein by reference to the Registration Statement on Form S-1 filed with the SEC on April 11, 2018 (File No. 333-224236))